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FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION AUGUST SALES
UP 7.5 PERCENT

            MINNEAPOLIS, September 5, 2002 -- Target Corporation today reported that its net retail sales for the four weeks ended August 31, 2002 increased 7.5 percent to $3.231 billion from $3.005 billion for the four-week period ended September 1, 2001. Comparable-store sales decreased 0.1 percent from fiscal August 2001.

"Sales for the corporation were below plan for the month of August," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "Our outlook for the third quarter remains unchanged from the guidance we provided three weeks ago. Specifically, we indicated that the median First Call estimate of 31 cents for the third quarter was achievable, given reasonable sales performance, but could be at risk by a penny or two if sales remained weaker than expected."

	Sales (millions)	Total Sales % Change	Comparable Stores %Change
August
Target	$2,689	9.6	0.5
Mervyn's	318	(2.8)	(2.5)
Marshall Field's	180	(3.5)	(3.5)
Other	44	15.4	na
Total	3,231	7.5	(0.1)
Year-to-date
Target	$18,834	15.0	4.8
Mervyn's	1,982	(3.4)	(3.2)
Marshall Field's	1,326	(2.5)	(2.5)
Other	215	7.3	na
Total	22,357	11.9	3.5

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,435 stores in 47 states. This included 1,107 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

        Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2001 Form 10-K.

        Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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TARGET CORPORATION AUGUST SALES UP 7.5 PERCENT